CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference of our report dated November 22, 2016 on the financial statements and financial highlights of the Vontobel Funds within the Advisers Investment Trust, comprised of the Vontobel Global Emerging Markets Opportunity Fund, Vontobel Global Equity Institutional Fund, and Vontobel International Equity Institutional Fund in Post-Effective Amendment Number 53 to the Registration Statement under the Securities Act of 1933 (Form N-1A, No. 333-173080), included in the Annual Report to Shareholders for the fiscal year ended September 30, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cincinnati, Ohio

January 28, 2017